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                                  EXHIBIT 11

                 COMPUTATION OF NET INCOME PER ORDINARY SHARE

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                                                                         Year ended December 31,
                                                                1999           1998         1997
                                                                ----           ----         ----
Number of ordinary shares
 Ordinary shares outstanding, beginning of year .......       6,675          6,675          7,712
 Ordinary shares repurchased ...........................          -              -              5
 Ordinary shares tendered ..............................          -              -             (1)
 Ordinary shares cancelled..............................          -              -          1,034
Weighted average shares outstanding during the year.....      6,675          6,675          6,675

Net income..............................................     $4,435         $1,622         $  974

Earnings per share......................................     $ 0.66         $ 0.24         $ 0.15
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